CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Advisors’ Inner Circle Fund III of our report dated February 25, 2021, relating to the financial statements and financial highlights, which appears in Penn Mutual AM Strategic Income Fund and Penn Mutual AM 1847 Income Fund’s Annual Report on Form N-CSR for the periods ended December 31, 2020. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 30, 2021